Exhibit 99.1

Dynamic Shares LLC Announces Transfer of the Dynamic Short Short-Term Volatility Futures ETF to the Cboe BZX Exchange, Inc

Press Release ● Sep 12, 2024 15:50 EDT

CHICAGO, September 12, 2024 (Newswire.com) - Dynamic Shares LLC, the sponsor of the Dynamic Short Short-Term Volatility Futures ETF (“WEIX” or the “Trust”) announced today the transfer of the listing of the Trust from New York Stock Exchange (“NYSE Arca”) to the Chicago Board Options Exchange (“Cboe BZX”) on or about September 30, 2024.

Current shareholders of WEIX are not required to take any action, nor is the transfer expected to have any effect on the trading of the Trust’s shares.

For more information on Dynamic Short Short-Term Volatility Futures ETF, please visit our website https://dynamicsharesetf.com.

Investors should consider the investment objectives, risks, charges, and expenses of the Fund before investing. The prospectus contains this and other information about the Fund. A copy of the Fund’s prospectus is available at www.dynamicsharesetf.com or by calling the Fund at (312) 216-2890. The prospectus should be read carefully before investing. Current and future holdings are subject to change and risks.

An investment risk in the Fund is subject to investment risks, including the possible loss of some or the entire principal amount invested. There can be no assurance that the Fund will be successful in meeting its investment objective. Investment in the Fund is also subject to the following risks (among others): Algorithm Risk: the algorithm’s predictions concerning the movement in price of VIX Futures Contracts may not anticipate actual market movements, and these predictions may affect the return on your investment. Investment Objective Risk: The Fund seeks to achieve its investment objective even if it will cause the value of the shares to decline. Sponsor Risk: The sponsor will not materially modify the algorithm described in the prospectus after the prospected us declared effective by the SEC, even if the algorithm is unsuccessful and fails in its objective to better manage risks by causing the Fund to maintain lower notional exposure to VIX Futures Contracts during periods where such exposure would cause the Fund to incur losses and maintain similar notional exposure to VIX Futures Contracts during periods where exposure would cause the Fund to make profits. More information about these risks and others can be found in the Fund’s prospectus.

The Dynamic Short Short-Term Volatility ETF is distributed by Capital Investment Group, Inc., Member FINRA/SIPC, 100 E. Six Forks Road, Suite 200, Raleigh, North Carolina, 27809. There is no affiliation between Dynamic Shares, LLC, sponsor of the Fund, including their principals and Capital Investment Group, Inc. RCDYN0924001